Exhibit 4.2

GLOBE LIFE INC., as Issuer

and

REGIONS BANK, as Trustee

4.800% Senior Notes due 2032

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 19, 2022

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of May 19, 2022, is between Globe Life Inc. (formerly known as Torchmark Corporation), a Delaware corporation (the “Company”), and Regions Bank, as trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of September 24, 2018 (the “Base Indenture” and, as amended and supplemented by this Third Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Third Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 4.800% Senior Notes due 2032 (the “Notes”), on the terms set forth herein.

WHEREAS, Sections 901(5) and 901(7) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture for such purpose.

WHEREAS, the Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture applicable to the Notes (a “Future Supplemental Indenture”)).

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture to provide for the issuance of the Notes and amendment of certain provisions of the Base Indenture as herein provided, and all acts and things necessary to make this Third Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101 Certain Defined Terms. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article I of the Base Indenture shall be amended by adding the following defined terms to Section 101 in appropriate alphabetical sequence, as follows:

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Par Call Date” means March 15, 2032, (three months prior to the maturity date of the Notes.

“Permitted Lien” means:

(1)	Liens securing indebtedness owed by a Significant Subsidiary to another Significant Subsidiary or to the Company;

(2)	pledges or deposits under workers’ compensation or other similar laws and judgment Liens thereunder that are not currently dischargeable;

(3)	good faith deposits in connection with leases to which the Company or any Significant Subsidiary is a party;

(4)	deposits to secure the Company’s public or statutory obligations;

(5)

deposits in connection with obtaining or maintaining self-insurance or obtaining the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

(6)	deposits in litigation or other proceedings;

(7)

Liens created by or resulting from any judgments or awards against the Company or any of its Significant Subsidiaries with respect to which the Company is in good faith prosecuting an appeal or other review proceedings, or Liens incurred by the Company or any of its Significant Subsidiaries of for the purpose of obtaining a stay or discharge in the course of any litigation to which the Company a party; or

(8)

Liens for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

“Prospectus Supplement” means the final prospectus supplement dated as of May 16, 2022 to the accompanying base prospectus dated as of June 7, 2021, contained in the Company’s Registration Statement on Form S-3 (File No. 333-256848), such base prospectus filed with the Securities and Exchange Commission on September 24, 2018 and such prospectus supplement filed with the Securities and Exchange Commission on May 17, 2022, relating to the offering of the Notes.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

ARTICLE II

TERMS OF THE NOTES

Section 201 Terms of the Notes. The following terms relating to the Notes are hereby established pursuant to the terms and conditions set forth in the Prospectus Supplement:

(a) The Notes are hereby created and designated a series of Securities under the Base Indenture. The title of the Notes shall be “4.800% Senior Notes due 2032” and shall bear a CUSIP number of 37953E AB8 and an ISIN number of US37959EAB83.

(b) The aggregate principal amount of Notes that may be initially authenticated and delivered under the Indenture shall be $400,000,000 (except, in each case, for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Base Indenture). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a supplemental indenture, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes; provided that if any such Additional Notes are not fungible with other Notes issued under this Indenture for U.S. federal income tax or U.S. federal securities law purposes, then such Additional Notes will be identified by one or more separate CUSIP numbers. Any Additional Notes and the existing Notes will constitute a single series under the Indenture, subject to the immediately preceding sentence, and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c) The Stated Maturity for the Notes shall be June 15, 2032, unless earlier redeemed or repurchased in accordance with the provisions of this Third Supplemental Indenture. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange at the office of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee.

(d) The rate at which the Notes shall bear interest shall be 4.800% per annum. The date from which interest shall accrue on the Notes shall be May 19, 2022, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be June 15 and December 15 of each year, commencing December 15, 2022 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including May 19, 2022, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium and Make-Whole Amounts, if any, on) and any such interest or Additional Amounts, if any, on the Notes will be made at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company (“DTC”). Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

(e) The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Third Supplemental Indenture with respect to the Notes. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.

(f) The depositary for such Global Notes (the “Depositary”) shall be DTC, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g) The Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1006 and 1007 of the Indenture, as such covenants are amended pursuant to Article III of this Third Supplemental Indenture.

(h) The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture pursuant to the following terms:

(i) Prior to the Par Call Date, the Notes will be redeemable in whole or in part at any time and from time to time, at the option of the Company, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 30 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

(ii) On or after the Par Call Date, the Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(iii) Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, or, in the case of Global Notes, sent electronically in accordance with the procedures of DTC, to the Trustee, the Paying Agent and each Holder of the Notes to be redeemed, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

(iv) Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Indenture.

(v) If the Company elects to redeem only a portion of the Notes, the Trustee shall select the Notes to be redeemed pro rata, by lot, or determine such other method for selecting the particular Notes to be redeemed which the Trustee deems to be fair and appropriate, in each case in accordance with the procedures of DTC to the extent applicable; provided further, that the unredeemed portion of the principal amount of any Note shall be in a denomination of not less than $2,000.00.

(vi) Once notice of redemption is sent, any Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date, subject to any conditions precedent specified in such notice.

(vii) Unless the Company defaults in payment of the Redemption Price and accrued interest, interest will cease to accrue on the Notes called for redemption hereunder on and after the Redemption Date.

(i) The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.

(j) The Notes shall be issuable in minimum denominations of $2,000.00 and integral multiples of $1,000.00 in excess thereof.

(k) Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity.

ARTICLE III

COVENANTS

Section 301 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article X of the Base Indenture shall be amended by adding the following new Sections 1006 and 1007 thereto, each as set forth below:

“Section 1006. Limitations on Liens.

As long as any of the Notes are outstanding, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a Lien, other than a Permitted Lien, on any Voting Securities of any of its Significant Subsidiaries that is owned directly or indirectly by the Company or any of its Subsidiaries, in each case whether owned at the date of the initial issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom, unless the Notes and, if the Company so elects, any other indebtedness of the Company ranking at least on an equal basis with the Notes, will be secured equally and ratably with, or prior to, such other indebtedness secured by such Lien until such time as such indebtedness is no longer secured by such Lien.”

“Section 1007. Limitations on Sales of Capital Stock of Significant Subsidiaries.

As long as any of the Notes are outstanding, the Company will not, and will not permit any of its Subsidiaries to sell, assign, transfer or otherwise dispose of and will not permit any of its Significant Subsidiaries to issue, directly or indirectly, any shares of Capital Stock of any Significant Subsidiary, unless:

(1) the entire Capital Stock of such Significant Subsidiary is disposed of in a single transaction or series of related transactions for consideration consisting of cash or property, which, in the good faith opinion of the Board of Directors, is at least equal to the fair market value of such Capital Stock;

(2) such issuance, sale, assignment, transfer or other disposition is to the Company or one or more of the Company’s other Significant Subsidiaries; or

(3) such issuance, sale, assignment, transfer or other disposition is required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the Company’s request or the request of any Significant Subsidiary.”

ARTICLE IV

MISCELLANEOUS

Section 401 This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 402 In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 403 This Third Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 404 The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture.

Section 405 The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 406 Notwithstanding anything else to the contrary herein, the terms and provisions of this Third Supplemental Indenture shall apply only to the Notes (and any Additional Notes) and shall not apply to any other series of Securities under the Indenture and this Third Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding. For the purposes of the applicability of Section 901(13) to the Notes and this Third Supplemental Indenture, the reference to the “final prospectus supplement” in Section 901(13) shall be deemed to be to the Prospectus Supplement.

Section 407 The recitals contained herein and in the Notes (including any Additional Notes) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

GLOBE LIFE INC.

By:	/s/ M. Shane Henrie
Name:	M. Shane Henrie
Title:	Corporate Senior Vice President and Chief Accounting Officer

REGIONS BANK

By:	/s/ James Henry
Name:	James Henry
Title:	Vice President

[Signature page to Third Supplemental Indenture]

Exhibit A

Form of Global Note

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND SUCH CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Globe Life Inc.

No. [•]	U.S. $400,000,000
CUSIP No. 37959E AB8
ISIN No. US37959EAB83

4.800% Senior Notes due 2032

Globe Life Inc. (f/k/a Torchmark Corporation), a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION U.S. DOLLARS (U.S. $400,000,000) on June 15, 2032, and to pay interest thereon from May 19, 2022, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 in each year, commencing December 15, 2022, at the rate of 4.800% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium and Make-Whole Amounts, if any, on) and any such interest and Additional Amounts, if any, on this Security will be made at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

GLOBE LIFE INC.

By:
Name:
Title:

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:	REGIONS BANK, as Trustee

By:
Authorized Signatory

[Trustee’s Certificate of Authentication]

(REVERSE OF NOTE)

GLOBE LIFE INC.

4.800% Senior Notes due 2032

This Security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 24, 2018 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and Regions Bank, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Third Supplemental Indenture relating to the Securities, dated as of May 19, 2022, by and between the Company and the Trustee (herein called the “Third Supplemental Indenture;” the Third Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the Third Supplemental Indenture, the Third Supplemental Indenture shall govern and control. In the event of a conflict between the Indenture and this Security, the Indenture shall govern and control.

1. Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2. Aggregate Principal Amount; Additional Securities. This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $400,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a supplemental indenture, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

3. Optional Redemption. The Securities shall be redeemable at the option of the Company in accordance with Section 201(h) of the Third Supplemental Indenture.

4. No Sinking Fund. The Securities are not entitled to the benefit of any sinking fund.

5. Indenture; Copies. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. This Security is subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. This Security is a senior, unsecured, unsubordinated obligation of the Company and constitutes a

Security in the series designated on the face hereof as the “4.800% Senior Notes due 2032.” The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Third Supplemental Indenture. Requests may be made to: Globe Life Inc., 3700 South Stonebridge Dr., McKinney, TX 75070, attention of General Counsel.

6. Amendment. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

7. Limitations on Suits. As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless:

(i)	such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of this series;

(ii)

the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee hereunder;

(iii)	such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

(v)

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Securities of this series at the time Outstanding.

The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium, Make-Whole Amount, Additional Amount or interest hereon on or after the respective due dates expressed herein.

8. Obligations Absolute. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium, Make-Whole Amount, Additional Amount and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

9. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium, Make-Whole Amount, Additional Amount and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

10. Denominations. The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000.00 and any integral multiples of $1,000.00 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

11. Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

12. Defeasance. The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

13. Event of Default. Subject to the provisions of the Indenture, if an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of, or accrued and unpaid interest, premium, if any, the Make-Whole Amount, if any, and any Additional Amounts, on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

14. Governing Law. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.